AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (hereinafter the "Agreement") is entered into as of this ___th day of March, 2013, by and among Northeast Autmotive Holdings, Inc., a Nevada corporation ("NEAU"), Kogeto Acquisition Corp. (“MergerSub”), a Delaware corporation, and Kogeto, Inc., a Delaware corporation (“Kogeto”).

RECITALS:

WHEREAS, MergerSub is a newly formed, wholly owned subsidiary of NEAU;

WHEREAS, the respective Boards of Directors of NEAU, Kogeto and MergerSub have each approved the merger of Kogeto with MergerSub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby all of the issued and outstanding shares of capital stock of Kogeto will be converted into the right to receive a total of 24,357,089 newly issued, fully paid and nonassessable share of NEAU common stock;

WHEREAS, the respective Boards of Directors of NEAU, Kogeto and MergerSub have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

WHEREAS, NEAU, Kogeto and MergerSub intend that the merger of Kogeto with and into MergerSub will qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

and

NOW THEREFORE, for the mutual consideration set out herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

MERGER

1.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the Delaware Corporate Law (the “Delaware Law”), at the Effective Time, as defined below, (a) the separate existence of MergerSub shall cease and MergerSub shall merge (the “Merger”) with and into Kogeto (Kogeto being sometimes referred to herein as the “Surviving Corporation”) and (b) from and after the Effective Time (as defined in Section 1.2 hereto, the Merger shall have all the effects of a merger provided by the laws of the States of Delaware and other applicable law.

1.2          The Closing; Effective Date and Time of the Merger

The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a location to be specified by the parties (the “Closing Date”), which shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Articles 4, 5 and 6, unless another time or date is agreed to by the parties hereto. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or otherwise.

On the Closing Date and subject to the terms and conditions hereof, such officers' certificates and certificate of merger (together, the “Certificate of Merger”) as are necessary or advisable to accomplish the Merger in compliance with the applicable provisions of the Delaware Law substantially in the form or forms attached hereto as Exhibit 1.2, and in such form as required by, and executed in duplicate in accordance with the Delaware Law, shall be delivered for filing to the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective on the date (the “Effective Date”) and at the time (the “Effective Time”) that the Certificate of Merger is so filed. If the Secretary of State require any changes in the Certificate of Merger as a condition to filing the Certificate of Merger, the parties will execute necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any substantial change in the terms of this Agreement.

1.3          Purchase Price

Subject to the terms and conditions of this Agreement, the purchase price for Kogeto (the “Purchase Price” or “Merger Consideration”) shall be 24,357,089 newly issued shares of NEAU common stock, $0.001 par value (“NEAU Common Stock”).

1.4          Conversion of Shares

1.4.1       Exchange Ratio

As of the Effective Date, by virtue of the Merger and without any action of the holders thereof:

(a)          All issued and outstanding shares of common stock, par value $0.0001 per share of Kogeto (the “Kogeto Common Stock”) shall be canceled and converted into the right to receive from NEAU a pro rata portion of the Purchase Price in accordance with Section 1.3 above;

(b)          All shares of any class Kogeto Common Stock held by Kogeto, whether as treasury shares or otherwise, shall be canceled;

(c)          Any granted and outstanding options, warrants or other rights to purchase or subscribe for shares of Kogeto Common Stock shall be canceled; and

2

(d)          Shares of MergerSub shall not be converted or exchanged, but shall remain as shares of the Surviving Corporation, whether issued and outstanding, authorized but unissued, held in treasury or otherwise.

(e)          In the event that any Kogeto stockholder shall notify Kogeto of such stockholder’s intention to exercise its appraisal rights under the Delaware Law (a “Dissenting Stockholder”), the total number of shares of NEAU Common Stock to be issued as the Merger Consideration shall be reduced by such Dissenting Stockholder pro rata portion of the Merger Consideration and the Dissenting Stockholder shall not be issued any Merger Consideration at the Closing.

1.4.2       NEAU to Make Certificates Available

Upon surrender to NEAU of one or more certificates representing Kogeto Common Stock for cancellation, NEAU shall make available, and each holder of Kogeto Common Stock shall be entitled to certificates representing the number of shares of NEAU Common Stock that such holder is entitled to receive pursuant to Section 1.4.1(a) hereof.

1.4.3       No Fractional Securities

No certificates or scrip representing fractional shares of NEAU Common Stock shall be issued upon the surrender for exchange of certificates representing Kogeto Common Stock pursuant to this Article I. In lieu of any such fractional securities, each holder of Kogeto Common Stock who would otherwise have been entitled to a fraction of a share of NEAU Common Stock upon surrender of certificates representing Kogeto Common Stock for cancellation pursuant to this Article I will receive an additional share of NEAU Common Stock.

1.4.4       Closing Company Transfer Books

Upon the Effective Date, the stock transfer books of Kogeto shall be closed and no transfer of Kogeto Common Stock shall thereafter be made. If, after the Effective Date, certificates representing shares of Kogeto Common Stock are presented to the NEAU, they shall be canceled and exchanged for certificates representing NEAU Common Stock.

1.5          Restricted Shares.

The shares of the NEAU Common Stock to be issued to the Kogeto shareholders shall be deemed to be “restricted securities” as defined by Rule 144(a)(3) under the Securities Act of 1933, as amended (the “Securities Act”). The certificates evidencing such shares shall bear the following restrictive legend:

3

“The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or otherwise transferred unless registered under the Securities Act or there is an opinion from counsel to the company that such sale or other transfer may be made pursuant to an exemption from the registration requirement of the Securities Act.”

1.6          Stockholder Releases/Investment Letter

As a condition to receiving each Kogeto’s stockholder’s pro rata portion of the Merger Consideration, each Kogeto stockholder shall deliver to NEAU (x) an instrument dated the Closing Date releasing Kogeto from any and all (i) claims prior to the Closing Date of such stockholder against Kogeto and (ii) obligations prior to the Closing Date of Kogeto to such stockholder, except for obligations arising under this Agreement or the transactions contemplated hereby and (y) an investment letter and receipt in the form annexed as Exhibit 1.6.

1.7          Assistance in Consummation of the Merger

The parties shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. NEAU shall cause MergerSub to perform all of MergerSub’s obligations in connection with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF KOGETO

Except as otherwise set forth on the Disclosure Schedules delivered to NEAU and attached hereto, as of the date of this Agreement and as of the Closing, Kogeto represents and warrants to NEAU as follows in this Article III (which representations and warranties shall survive the Closing to the extent provided in Section 9.3 hereof):

2.1          Good Title

All issued and outstanding shares of Kogeto Common Stock and Kogeto Preferred Stock are validly issued, fully paid and nonassessable. Except as set forth on Schedule 2.1, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate Kogeto to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock. There are (a) are no voting trusts or other agreements or understandings with respect to the capital stock of Kogeto to which Kogeto is a party or by which Kogeto is bound.

4

2.2          Organization, Good Standing.

Kogeto is a corporation duly organized and validly existing under the laws of the State of Delaware. Kogeto has all requisite power and authority to own its assets, those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing in the jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary, except where the lack of such qualification does not have a material adverse effect on upon the business, business prospects, assets, operations or financial condition of Kogeto (a “Material Adverse Effect”).

2.3          Authorization

Kogeto has full corporate power and authority to enter into this Agreement, and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and will be, on the Closing Date, duly executed and delivered by Kogeto, and this Agreement is, and will be, on the Closing Date, a legal, valid and binding obligation of Kogeto, as applicable, enforceable against each of them in accordance with their respective terms of this Agreement, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

2.4          Authorized Capitalization

Kogeto authorized capital stock consists solely of 20,400,000 shares of which 15,000,000 shares are designated as common stock (“Kogeto Common Stock”) and 5,400,000 shares are designated as preferred stock (“Kogeto Preferred Stock”). As of the date of this Agreement, 7,284,000 shares of Kogeto Common Stock are issued and outstanding and 4,020,655 shares of Kogeto Preferred Stock are issued and outstanding. At the Closing, taking into the account the conversion of all shares of Kogeto Preferred Stock into shares of Kogeto Common Stock and the conversion of all other outstanding debt and equity instruments into shares of Kogeto Common Stock, there will be 18,524,745 shares Kogeto Common Stock issued and outstanding.

2.5          Subsidiaries and Affiliates

Kogeto has no Subsidiaries. As used in this Agreement, “Subsidiary”, when used in reference to any Person (as defined in Section 2.6 of this Agreement), shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such Person. Kogeto does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

5

2.6          No Approvals or Notices Required; No Conflicts With Instruments

Except as set forth on Schedule 2.6, the execution, delivery and performance of this Agreement by Kogeto and the consummation of the Merger and the transactions contemplated hereby and thereby will not in any way which would result in a Material Adverse Effect, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Kogeto, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a “Person”) (the consent of all such Persons to be duly obtained by Kogeto at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Kogeto are a party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon the assets of Kogeto, (e) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or By-Laws of Kogeto, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of Kogeto.

2.7          Financial Statements

Prior to the Closing, Kogeto shall have delivered to NEAU a consolidated audited financial statements including a balance sheet (the “Balance Sheet”), statement of operations and retained earnings of Kogeto, and statements of cash flows and equity of Kogeto, together with the related notes thereto for the two years ending December 31, 2012 (collectively, the “Audited Financial Statements”). The Audited Financial Statements shall be complete and correct in all material respects and shall fairly present the financial condition of Kogeto as of the dates thereof and the results of their operations for the fiscal years and periods ended on such dates and each has been prepared on a basis consistent with prior accounting periods and in accordance with United States generally accepted accounting principles and the rules of the Public Company Accounting Oversight Board consistently applied. The Audited Financial Statements shall fairly present the financial position, results of operations and changes in financial position of Kogeto as of the dates and for the periods indicated.

Except as set forth in Schedule 2.7, Kogeto has no material liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Audited Financial Statements, except for liability reserves or obligations incurred since the date of the Audited Financial Statements (i) in the ordinary course of business and consistent with past practice and not in excess of $10,000 in the aggregate or $5,000 individually.

2.8          Absence or Certain Changes or Events

Except as set forth in Schedule 2.8, since December 31, 2012, neither Kogeto nor any of its officers or directors in their representative capacity on behalf of Kogeto has:

6

(a)          taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

(b)          forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any stockholder, officer, director or employee of Kogeto);

(c)          suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued, contingent or otherwise), earnings or reserves or in its financial condition, business, business prospects or operations;

(d)          borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), or incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed in the aggregate $5,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability);

(e)          permitted or allowed any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except for (i) assessments for current taxes not yet due and payable, (ii) landlord's liens for rental payments and other lease-related performance incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

(f)          sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(g)          disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, domain names or trade secrets of Kogeto;

(h)          made any capital expenditure or commitment to make a capital expenditure for additions to property, plant, equipment or intangible capital assets in excess of $5,000.00;

(i)           made any change in any method of accounting or accounting practice;

(j)           issued any capital stock or other securities or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Kogeto, or otherwise permitted the material withdrawal by any of the holders of capital stock of Kogeto of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

7

(k)          paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible), with the exception of travel or other employment related advances, to, or entered into any agreement or arrangement with, any of the holders of capital stock of Kogeto, or any affiliate of such holder or any of its officers or directors, except for compensation paid to officers at rates not exceeding the rate of compensation as of December 31, 2012;

(l)           entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of Kogeto or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of Kogeto, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person;

(m)          received notice of, or otherwise obtained knowledge of: (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against Kogeto before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any material claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty materially adverse to Kogeto before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which Kogeto is a party which relate directly to the transactions contemplated herein or which would otherwise have a material adverse effect upon the business, business prospects, assets or financial condition of Kogeto, or

(n)          agreed, whether in writing or otherwise, to take any action described in this Section 2.8 not otherwise specifically disclosed pursuant to this Section 2.8.

2.9          Taxes

Kogeto has (a) duly and timely filed all tax returns, information returns and reports for all Taxes (as defined below) required to have been filed with respect to Kogeto and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

8

Furthermore, (i) the reserves and provisions for Taxes as shall be reflected in the Audited Financial Statements are adequate; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against Kogeto and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against Kogeto of any additional tax liability with respect to any period for which tax returns have been filed; and (iv) Kogeto has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations.

2.10        Property

(a)          Kogeto owns no real property other than the leasehold interests described herein. Schedule 2.10 is a complete and accurate list of all real property of Kogeto which is leased, rented or used by Kogeto (the “Real Property”). Kogeto has delivered to NEAU true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Real Property.

(b)          Schedule 2.10 contains a complete and accurate list of each item of personal property having a fair market value in excess of $5,000 which is owned, leased, rented or used by Kogeto (the “Personal Property”); provided, however, that such list need not describe the Listed Intellectual Property or the Intellectual Property Licenses (both terms as defined in Section 2.17 hereof). Kogeto has delivered to NEAU true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Personal Property. The Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000, the Listed Intellectual Property and the Intellectual Property Licenses) (i) reflected in the Audited Financial Statements purchased by Kogeto since the date of the Audited Financial Statements (except for such properties or assets sold since the date of the Audited Financial Statements in the ordinary course of business and consistent with past practice) or (ii) used in the business of Kogeto as presently conducted.

(c)          Kogeto’s leasehold interest in each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, conditional sales agreements, charges, encumbrances and other adverse claims or interests of any kind, except as set forth on Schedule 2.10, each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and against any other Person with an interest in such Real Property. Kogeto has performed all material obligations imposed upon it thereunder; and neither Kogeto nor any other party thereto is in default thereunder nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on Schedule 2.6, no consent is required from any Person under any lease of the Real Property in connection with the consummation of the transactions described in this Agreement, and Kogeto has not received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Kogeto has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or Contract of sale with respect to, any portion of the Real Property.

9

(d)          Except as described on Schedule 2.10, Kogeto 's plant, structures and Personal Property are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put and comply in all material respects with applicable safety and other laws and regulations. Kogeto owns the Personal Property free and clear of all liens.

(e)          Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, Kogeto has performed all material obligations imposed upon it thereunder, and neither Kogeto nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder, except in the event that any such default would not constitute a Material Adverse Effect. No consent is required from the owner or lessor under any lease of Personal Property in connection with the consummation of the transactions described in this Agreement, and Kogeto has not received notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Kogeto has not granted any leases, subleases, tenancies or licenses of any portion of the Personal Property.

2.11        Contracts

Schedule 2.11 contains a complete and accurate list of all material contracts, oral or written, to which Kogeto is a party or by which Kogeto is bound, including, without limitation, security agreements, advertising agreements, instruments relating to the borrowing of money, and broker or distributorship agreements. All material contracts are valid, binding and enforceable in accordance with their terms against each party thereto, are in full force and effect, Kogeto has performed all material obligations imposed upon it thereunder, and neither Kogeto nor any other party thereto is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a material default thereunder. True and complete copies of each such contracts have been heretofore delivered to NEAU. Except as specifically set forth in Schedule 2.11, Kogeto has no:

(a)          agreements, contracts, commitments or restrictions requiring Kogeto to make any charitable contribution;

(b)          outstanding sales or service contracts, commitments or proposals;

10

(c)          material contracts with directors, officers, stockholders, employees, agents, consultants, advisors, salesmen or dealers, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of Kogeto;

(d)          employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

(e)          restriction by agreement from carrying on its business anywhere in the world, or restriction by agreement from providing services to any customer or potential customer which restriction is material to the business of Kogeto;

(f)           debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others in excess of $2,500 individually or $10,000 in the aggregate;

(g)          loans outstanding to any Person other than expense advances to employees not in excess of $1,000 individually or $2,500 in the aggregate;

(h)          powers of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person;

(i)           notice of or any knowledge that any party to a material contract to which it is a party intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder;

(j)           material disagreement with any of its suppliers or customers; and

(k)          equipment leases other than leases previously disclosed pursuant to Section 2.8.

2.12        Customers and Suppliers

Schedule 2.12 sets forth: (a) a list of the customers of Kogeto accounting for 5% or more of Kogeto's sales during the fiscal year last ended showing the approximate total sales by Kogeto to each such customer during the fiscal year last ended and (b) a current list of the suppliers of Kogeto from whom Kogeto has purchased more than 5% of the goods purchased by Kogeto in the fiscal year last ended. Kogeto has no reasonable basis to expect any material modification to its relationship with any customer or supplier named on Schedule 2.12. Except as set forth on such Schedule 2.12, Kogeto has not had any customer who accounted, directly or indirectly, for more than 5% of its sales during the last two fiscal years, and Kogeto has no supplier from whom it has purchased more than 5% of the goods or services which it purchased during the last two fiscal years. Except as set forth on such Schedule 2.12, Kogeto is not a party to or bound by, any contract which prohibits the use or publication by Kogeto or NEAU of the name of any party to such contract and Kogeto is not a party to or bound by, any contract which prohibits or in any way restricts Kogeto from freely providing services to any other customer of Kogeto or any potential customer of Kogeto. Except as set forth on such Schedule 2.12, none of Kogeto’s customers disclosed on Schedule 2.12 has canceled or substantially reduced or, to the knowledge of Kogeto, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by Kogeto.

11

2.13        Orders, Commitments and Returns

Except as disclosed in Schedule 2.13, Kogeto has no backlog in excess of $10,000 in value. There were no outstanding claims against Kogeto as of the date hereof to return merchandise with an aggregate retail value in excess of $5,000 by reason of alleged overshipments, defective merchandise, missed delivery dates, incorrect quantities or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

2.14        Domain Names

Schedule 2.14 sets forth all Internet domain names used by Kogeto (the “Kogeto Domain Names”). Kogeto has no knowledge of any third party claiming ownership of any such domain names or the alleged infringement of any rights of any such parties by Kogeto ownership of such domain names. The registrations for each of the Kogeto Domain Names is in the name of Kogeto.

2.15        Litigation; Claims and Legal Proceedings

Kogeto is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, against or affecting Kogeto, its management or its properties. Kogeto has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it.

There are no material claims, actions, suits, arbitrations or proceedings pending or involving or threatened against, or investigations involving, Kogeto before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the best of the knowledge of Kogeto, there is no valid basis for any material claim, action, suit, arbitration, proceeding or investigation adverse to the business, business prospects, assets, operations or condition (financial or other) of Kogeto before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Kogeto is a party.

12

2.16        Labor Matters

Kogeto has substantially complied with all provisions of all applicable law relating to employment and employment practices, terms and conditions of employment, workers compensation, wages and hours.

2.17        Intellectual Property

(a)           Set forth in the Schedule 2.17, is a true and complete list of all inventions, patents, trademarks, trade names, brand names, copyrights, domain names, trade secrets and formulae (collectively, the “Listed Intellectual Property”) of any kind now used in the business of Kogeto and the kogeto.com website, except mass-market third-party software packages used by Kogeto.

Schedule 2.17 contains a complete list of all licenses or agreements, to which Kogeto with respect to any of the Listed Intellectual Property (the “Intellectual Property Licenses”). Except as set forth in Schedule 2.17, neither Kogeto’s operations nor any Listed Intellectual Property or Intellectual Property License infringes or provides any basis to believe that Kogeto’s operations or any Listed Intellectual Property or Intellectual Property License would infringe upon any validly issued trademark, trade name, service mark, copyright or, any validly issued or pending patent or other right of any other Person, nor is there, to the best of Kogeto’s knowledge, any infringement by any other Person of any of the Listed Intellectual Property.

(b)          Except as specifically set forth in Schedule 2.17, Kogeto is the sole and exclusive owner or licensee of:

(i)            the Listed Intellectual Property and the technology, know-how and processes now used by Kogeto, or used in connection with any product now being manufactured and sold by Kogeto; and

(ii)          all rights, title and interest in and to the computer software listed in Schedule 2.17, with all modifications, enhancements and additions thereto, including, without limitation, all rights in and to all versions thereof and all source code, object code, manuals and other documentation and related materials thereof (collectively, the “Software”). Without limiting the generality of the above, the Software shall also include all of Kogeto’s related programs, database structures, database contents, HTML, Perl, JavaScript and all other scripting and programming implementing the kogeto.com website, trade secrets, algorithms and processes relating to the Software or such programs, Software copyright in and to each and all works derivative therefrom (including the registrations of copyright listed in Schedule 2.17), all current, enhanced and developmental versions of the source and object code and any variations thereof, all user and programmer documentation, all design specifications, all system documentation (including all flow charts, systems procedures and program component descriptions), all procedures for modification and preparation for the release of enhanced versions and all test data available (excluding all proprietary information of third parties) with respect to the Website Software.

13

(c)          Each of the Intellectual Property Licenses is valid, binding and enforceable in accordance with its terms against the parties thereto (subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity), Kogeto has performed all obligations imposed upon it thereunder, and Kogeto is not in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth in Schedule 2.17, Kogeto has not received notice that any party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants or agreements have been granted or entered into by Kogeto in respect of any of the Listed Intellectual Property except the Intellectual Property Licenses. No director, officer, stockholder or employee of Kogeto owns, directly or indirectly, in whole or in part, any of the Listed Intellectual Property. None of the officers of Kogeto and none of Kogeto’s employees consultants, agents, representatives or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, with any Person other than Kogeto.

(d)  (i) Kogeto has the right to use all trade secrets, customer lists, database context, graphics, logos, jpegs, illustrations, and the like used on the kogeto.com website, programming processes, software and other information required for its services or its business as presently conducted or contemplated; (ii) Kogeto has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of Kogeto involved in the design, review, evaluation, development, implementation or support of services or products of Kogeto or the creation or development of any Listed Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of Kogeto’s trade secrets and other confidential information and to vest in Kogeto exclusive ownership of such Intellectual Property Rights; (iv) to the knowledge of Kogeto, all trade secrets and other confidential information of Kogeto are not part of the public domain or knowledge, nor, to the knowledge of Kogeto, have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for Kogeto; and (v) to the knowledge of Kogeto, no employee or consultant of Kogeto has used any trade secrets or other confidential information of any other Person in the course of their work for the Kogeto.

(e)  No Listed Property Right or product, technology or service of Kogeto is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Kogeto. To the knowledge of Kogeto, no (i) product, technology, service or publication of Kogeto, or (ii) material published or distributed by Kogeto or any statement of Kogeto, constitutes obscenity, defames any Person, constitutes false advertising or otherwise violates any applicable law or regulation.

14

(f)  Kogeto’s use, license, sublicense and sale of any User Data (as defined below) collected from users of any website of Kogeto has complied with the Kogeto’s published privacy policy in effect at the time such User Data was collected (collectively, the “Privacy Policies”) and all applicable laws that relate to or govern the compilation, use and transfer of User Data. For purposes hereof, (1) ”User Data” means: (w) all data related to impression and click-through activity of users, including user identification and associated activities at a website and all other data associated with a user's behavior on the Internet, (x) all data that contains a Personal Element, (y) known, assumed or inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles; (2) ”Personal Element” means a natural person's full name (or last name if associated with an address), telephone number, email address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural Person; and (3) ”Unique Identifying Number” means an identifier uniquely associated with a Person such as a social security number, driver's license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the Person.

(g) Every Person who has developed any of the Intellectual Property for Kogeto has signed an agreement irrevocably transferring all right, title and interest in such Intellectual Property to Kogeto.

2.18        Employee Benefit Plans

Except as set forth on Schedule 2.18, Kogeto has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option or any other employee benefit plan, employee fringe benefit plan, arrangement or practice with regard to present or former employees as to which Kogeto has any liability (“Employee Benefit Plan”), whether formal or informal. Kogeto has no agreement, arrangement or commitment, whether formal or informal and whether legally binding or not, to create any additional plan or arrangement or to modify or amend any existing Employee Benefit Plan.

2.19        Accounts Receivable

All accounts receivable of Kogeto reflected in the Balance Sheet, or existing at the Effective Time, represent sales actually made in the ordinary course of business. Except as described on Schedule 2.19, Kogeto has no reason to believe that any such account receivable is not or shall not, be collected in the amounts shown. Except as described on Schedule 2.19, Kogeto’s bad debt reserves and sales return allowances as reflected in the Balance Sheet are adequate based on Kogeto’s bad debts and sales returns experience to date. Set forth on Schedule 2.19 is a full and complete list of all accounts receivable of Kogeto existing as of December 31, 2012 and as of the Closing Date.

15

2.20        Inventory

Subject to such reserves and write-downs as may be reflected in the Financial Statements, all items in the inventory reflected in the Balance Sheet or as currently owned by Kogeto are of a quality and quantity usable and saleable in the ordinary course of business. Such inventory consists of materials and supplies used or sold in the business of Kogeto.

2.21        Corporate Books and Records

Kogeto has furnished to NEAU or its representatives for their examination true and complete copies of its (a) Articles of Incorporation of Kogeto, including all amendments thereto, (b) the minute books of Kogeto, and (c) the stock register books of Kogeto.

2.22        Insurance

Kogeto maintains such policies of insurance, as are appropriate to Kogeto’s operations, property, and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets.

2.23        Licenses, Permits, Authorizations, Etc.

Kogeto has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect on Kogeto’s business, business prospects, assets, operations or condition (financial or other) (“Material Regulatory Consents”). Kogeto has not received any notification of any failure by it to have obtained any Material Regulatory Consents.

2.24        Applicable Laws

Kogeto has complied, and is in compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Personal Property, the failure to comply with which would, in the aggregate, have a material adverse effect on the business, assets or operations of Kogeto, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. Kogeto has not received any notification of any asserted present or past unremedied failure by Kogeto to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

16

2.25        Personnel

Schedule 2.25 sets forth a true and complete list of:

(a)           the names and current rates of pay of all directors and elected and appointed officers of Kogeto and the family relationships, if any, among such persons;

(b)          the current rates of pay for all nonexecutive employees of Kogeto by classification, and all labor union contracts (if any); and

(c)          all group insurance programs in effect for employees of Kogeto.

Kogeto is not in material default with respect to any of its obligations referred to in clause (a) or (b) above.

2.26        Brokers and Finders

Kogeto represents and warrants, that neither Kogeto nor any director, officer, agent or employee acting on behalf of Kogeto has retained any broker or finder in connection with the transactions contemplated by this Agreement.

2.27        Insider Interests

Kogeto represents and warrants, that except as set forth in Schedule 2.27, no stockholder, employee, officer or director of Kogeto has any interest (other than as a stockholder of Kogeto) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of Kogeto, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to Kogeto, its present or prospective business or its operations, except for an Employment Agreement, if any, to be entered into between any employee of Kogeto with NEAU at the Closing. In addition, Kogeto is not indebted to any Kogeto stockholder and no Kogeto stockholder is indebted to Kogeto.

2.28        Full Disclosure

No information furnished by Kogeto to NEAU in this Agreement (including, but not limited to, the Audited Financial Statements, all information in the Schedules and the other Exhibits hereto) is false or misleading in any material respect in light of the circumstances pursuant to which such information was provided. Kogeto has not made any untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, in light of the circumstances in which they were made, not materially misleading..

17

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NEAU

Except as otherwise set forth on the Disclosure Schedules delivered to Kogeto and attached hereto, as of the date of this Agreement and as of the Closing, NEAU and MergerSub, jointly and severally represent and warrant to Kogeto as follows in this Article III (which representations and warranties shall survive the Closing to the extent provided in Section 9.3 hereof):

3.1          Organization, Good Standing

NEAU is a corporation duly organized, validly existing and in good standing under the laws of the States of Nevada, and has all requisite corporate power and authority to own, operate and lease their properties and assets and to carry on their businesses as now conducted and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware, and has all requisite corporate power and authority to own, operate and lease their properties and assets and to carry on their businesses as now conducted.

3.2          Authority

Each of NEAU and MergerSub have full corporate power and authority to execute, deliver and perform this Agreement to which either is a party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and will be, on the Closing Date, duly executed and delivered by NEAU and MergerSub, and this Agreement is, and on the Closing Date, a legal, valid and binding obligation of NEAU and MergerSub, enforceable against each in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

3.3          No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance of this Agreement by NEAU, the issuance of the Merger Consideration and the consummation of the Merger and the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to NEAU, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which NEAU is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of NEAU or the Merger Consideration, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of NEAU, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of NEAU. No consent, approval, order, authorization or registration qualification, designation, license, license, declarations or filing with any state of federal governmental authority or any other Person is required on the part of NEAU in connection with the execution and delivery of this Agreement, the issuance of the Merger Consideration or the consummation of the transactions contemplated herein.

18

3.4          Authorized Capital.

The authorized capital stock of NEAU consists (a) 300,000,000 shares of common stock, $0.001 par value (“NEAU Common Stock”) and (b) 10,000,000 shares of preferred stock, $0.0001 par value (“NEAU Preferred Stock”).

As of the Closing, there will be no more than 3,896,819 shares of NEAU Common Stock issued and outstanding, without giving effect to (a) the issuance of the shares of NEAU Common Stock to be issued as the Merger Consideration and (b) the issuance of the Investor Shares, as defined below, and no shares of NEAU Preferred Stock issued and outstanding.

Except for the Investor Warrants, as defined below, there are no additional outstanding subscriptions, options, including by way of employee or similar options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating NEAU to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of NEAU Preferred Stock or NEAU Common stock or obligating NEAU to grant, extend or enter into any agreement or commitment except for as otherwise herein.

The authorized capital stock of MergerSub consists solely of 1,000 shares of common stock, $0.001 par value (“MergerSub Common Stock”)

As of the Closing, there will be one (1) share of MergerSub Common Stock issued and outstanding. MergerSub has no outstanding or authorized capital stock, warrants, options or convertible securities.

3.5          Financial Statements

The financial statements contained in the SEC Reports, as defined beow, (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and fairly present the financial condition of Kogeto as of the dates thereof and the results of their operations for the fiscal years and periods ended on such dates and each has been prepared on a basis consistent with prior accounting periods and in accordance with United States generally accepted accounting principles and the rules of the Public Company Accounting Oversight Board consistently applied. The Financial Statements presents fairly the financial position, results of operations and changes in financial position of NEAU as of the dates and for the periods indicated.

19

NEAU has no material liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Financial Statements, except for liability reserves or obligations incurred since the date of the Audited Financial Statements (i) in the ordinary course of business and consistent with past practice and not in excess of $10,000 in the aggregate or $1,000 individually.

3.6          Legal Proceedings

There are no claims, actions, suits, arbitrations, proceedings or investigations involving, pending or, to the knowledge of NEAU, threatened against NEAU before or by any court or governmental, regulatory, quasi-governmental agency or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person, and, to the knowledge of NEAU, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation. There are not outstanding or unsatisfied judgments, orders, decrees or stipulations to which NEAU is a party which involved the transactions contemplated herein or which would have a Material Adverse Effect on NEAU.

3.7          SEC Filings

NEAU has filed with the Securities and Exchange Commission all forms, reports, schedules, statements and other documents required to be filed by NEAU under the Securities Act, or the Securities Exchange Act, from and after the filing thereof (the “NEAU SEC Documents”). The NEAU SEC documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934 (the “’34 Act”), and the Securities Act, as the case may be, and the applicable rules and regulations promulgated thereunder. The NEAU SEC Documents accurately reflect the consolidated financial position of NEAU and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then-ended.

3.8          Absence of Certain Changes or Events

Except as disclosed in the NEAU SEC Documents, since the date of the most recent financial statements included in the NEAU SEC Documents, NEAU has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been:

(a)          suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued, contingent or otherwise), earnings or reserves or in its financial condition, business, business prospects or operations (a “Material Adverse Change”) with respect to NEAU;

20

(b)          any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to NEAU; or

(c)          any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of NEAU to consummate the transactions contemplated by this Agreement.

3.9          Litigation; Labor Matters; Compliance with Laws

NEAU is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, against or affecting NEAU, its management or its properties. NEAU has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it.

There are no material claims, actions, suits, arbitrations or proceedings pending or involving or threatened against, or investigations involving, NEAU before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the best of the knowledge of NEAU, there is no valid basis for any material claim, action, suit, arbitration, proceeding or investigation adverse to the business, business prospects, assets, operations or condition (financial or other) of NEAU before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which NEAU is a party.

3.10        Taxes

NEAU has (a) duly and timely filed all tax returns, information returns and reports for all Taxes required to have been filed with respect to Kogeto and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports.

Furthermore, (i) the reserves and provisions for Taxes as shall be reflected in the Audited Financial Statements are adequate; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against NEAU and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against NEAU of any additional tax liability with respect to any period for which tax returns have been filed; and (iv) NEAU has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations.

3.11        Benefit Plans

NEAU is not a party to any Employee Benefit Plan.

21

3.12        Certain Employee Payments

NEAU is not a party to any employment agreement.

3.13        Applicable Laws

NEAU has complied, and is in compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its real or personal property, the failure to comply with which would, in the aggregate, have a material adverse effect on the business, assets or operations of NEAU, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. NEAU has not received any notification of any asserted present or past unremedied failure by NEAU to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

3.14        Material Contract Defaults

NEAU is not or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.  For purposes of this clause 3.14, a “Material Contract” means any contract, agreement or commitment that is effective as of the Closing to which NEAU is a party (a) with expected receipts or expenditures in excess of $1,000, (b) requiring NEAU to indemnify any person, (c) granting exclusive rights to any party, (d) evidencing indebtedness for borrowed or loaned money in excess of $1,000 or more, including guarantees of such indebtedness, or (e) which, if breached by NEAU in such a manner would (i) permit any other party to cancel or terminate the same (with or without notice of passage of time), (ii) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from NEAU or (iii) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

3.15        Trademarks and Related Contracts

NEAU does not hold any trademarks, trade secrets, or intellectual property, and is not party to any license agreements regarding such.

3.16        Board Recommendation

The Board of Directors of NEAU has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of NEAU.

22

3.17        Licenses, Permits, Authorizations, Etc.

NEAU has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect . NEAU has not received any notification of any failure by it to have obtained any of such governmental approvals, authorizations, consents, licenses, orders, registrations or permits.

3.18        Properties

NEAU has good, clear and marketable title to all the tangible, intangible, personal, real, etc., properties and tangible assets reflected in the latest balance sheet as being owned by NEAU or acquired after the date thereof which are, individually or in the aggregate, material to NEAU’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

3.18        Brokers and Finders

Neither NEAU, nor any director, officer, agent or employee acting on behalf of NEAU, has retained any broker or finder in connection with the transactions contemplated by this Agreement.

3.19        Duly Authorized.

As of the Closing, the issuance of the NEAU Common Stock comprising the Merger Consideration will be duly authorized and, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable.

3.20        Newly Formed Subsidiary.

MergerSub is a newly formed wholly owned subsidiary of NEAU formed for the purpose of consummating the Merger. MergerSub has no assets or liabilities and has not transacted any business.

ARTICLE IV

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS

OF NEAU AND MERGERSUB

The obligations of NEAU and MergerSub to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by NEAU or MergerSub.

23

4.1          Accuracy of Representations and Warranties

The representations and warranties of Kogeto contained herein (including applicable Exhibits or Schedules) shall have been true in all material respects when made and shall be true as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

4.2          Performance of Agreement

Kogeto shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.

4.3          Conversion of Kogeto Preferred Stock.

All shares of class of Kogeto Preferred Stock shall have been converted into shares of Kogeto Common Stock.

4.4          Stockholder Approval

This Agreement and the transactions contemplated hereby have been approved by a majority Kogeto’s stockholders in accordance with the applicable provisions of the Delaware Law.

4.5          Consents to Merger

Kogeto shall have received written consents to the Merger from each of the parties (other than Kogeto) to those agreements, leases, notes or other documents requiring such consents, which consents shall in all respects be satisfactory to NEAU in its reasonable discretion.

4.6          Officers' Certificate

NEAU shall have received a certificate of the President and the Secretary of Kogeto, dated the Closing Date, substantially in the form attached hereto as Exhibit 4.6, certifying that all of the conditions to the obligations of Kogeto have been fulfilled.

4.7          Due Diligence

NEAU shall have completed its due diligence review to its reasonable satisfaction, and its investigations shall not have revealed any facts or circumstances which, in their reasonable, reflect in a material adverse way on the business, business prospects, assets, operations or condition (financial or other) of Kogeto.

24

4.8          Material Change

From January 1, 2013 to the Closing Date, Kogeto shall not have suffered any material adverse change in its business, business prospects, assets, operations or condition (financial or other).

4.9          Lock Up Agreements.

Each NEAU shareholder owning at least 10% of the issued and outstanding common stock of NEAU as of the Closing shall have entered into a Lock Up Agreement for a period of eighteen (18) months from the Closing Date in the form attached hereto as Schedule 4.9.

4.10        Baytree Advisory Agreement.

NEAU shall have executed a two (2) year Advisory Agreement with Baytree Capital Associates, LLC in substantially the form attached hereto as Schedule 4.10.

4.11        Good Standing Certificate

Kogeto shall have delivered to NEAU a certificate dated as of no earlier than ten (10) days preceding the Closing Date, duly issued by the Secretary of State of the State of Delaware, and unless waived by NEAU, from the appropriate governmental authority in each state in which Kogeto is authorized to do business, showing Kogeto in good standing and authorized to do business.

4.12        Conversion of Debt

All of Kogeto’s convertible debt has been converted into shares of Kogeto Common Stock.

4.13        Schedules and Exhibits

The Schedules to be provided by Kogeto hereunder have been completed to the reasonable satisfaction of NEAU and the Exhibits have been agreed upon by the parties.

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS

OF KOGETO

The obligations of the Kogeto to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by Kogeto.

25

5.1          Accuracy of Representations and Warranties

The representations and warranties of NEAU and MergerSub contained herein shall have been true when made and shall be true as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

5.2          Performance of Agreement

NEAU and MergerSub shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.

5.3          Stockholders Approval

NEAU, as sole stockholder of Merger, shall have executed a valid consent approving the Merger in accordance with the applicable provisions of the Nevada Law concerning stockholder consents in lieu of stockholder meetings.

5.4          Officers' Certificate

Kogeto shall have received a certificate of the CEO and the Secretary of NEAU, dated the Closing Date, substantially in the form attached hereto as Exhibit 5.4, certifying that the conditions to the obligations of NEAU and MergerSub have been fulfilled.

5.5          Good Standing Certificate

NEAU and MergerSub shall have each delivered to Kogeto a certificate dated as of no earlier than ten (10) days preceding the Closing Date, duly issued by the Secretary of State of their respective states of incorporation and from the appropriate governmental authority in each state in which NEAU and MergerSub are authorized to do business, showing NEAU and MergerSub in good standing and authorized to do business.

5.6          Outstanding Liabilities

NEAU shall have no outstanding liabilities in excess of $5,000 in the aggregate.

5.7          Private Placement.

The Private Placement shall have been completed in a gross amount of no less than $2,000,000.

5.8          Resignation of Directors and Officers.

The current officers of NEAU shall have resigned effective as of the Closing and the sole director of NEAU shall resigned, effective on the tenth day following the mailing by NEAU of an information statement, to NEAU 's shareholders that complies with the requirements of Section 14(f) of the Exchange Act..

26

5.9          Appointment of Directors.

Four (4) individuals designed by Kogeto including Jeff Glasse and one (1) individual designed by Baytree shall have been appointed to fill vacancies on NEAU’s Board of Directors.

5.10        Name Change.

NEAU shall have changed its name to Kogeto, Inc.

5.11        Sale of Subsidiary.

NEAU shall have sold its Northeast Auto Acceptance Corp. subsidiary to the current management in exchange for the cancellation of all of the outstanding shares of NEAU Preferred Stock.

5.12        Due Diligence

Kogeto shall have completed its due diligence review to its reasonable satisfaction, and its investigations shall not have revealed any facts or circumstances which, in their reasonable, reflect in a material adverse way on the corporate structure of NEAU, NEAU’s “DTC eligible” status or NEAU’s status as a full reporting company under the ’34 Act.

5.13        Material Change

From January 1, 2013 to the Closing Date, NEAU shall not have suffered any material adverse change in its NEAU’ “DTC eligible” status or NEAU’s status as a full reporting company under the ’34 Act.

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

The obligations of all parties to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by NEAU, MergerSub and Kogeto.

6.1          Legal Proceedings

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement.

27

6.2          Approvals and Consents

All transfers of permits or licenses, all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

6.3          Employment Agreement

NEAU and Jeff Glasse shall have entered into an employment agreement in the form attached hereto as Exhibit 4.3 (the “Employment Agreement”).

ARTICLE VII - COVENANTS

7.1          Conduct of Business by Kogeto Pending the Merger

Prior to the Effective Date, unless NEAU shall otherwise agree or as otherwise contemplated by this Agreement:

(a)          Kogeto shall conduct its business only in the ordinary course and shall not materially change its operations;

(b)          Kogeto shall not (i) amend its Certific ate of Incorporation or By-

Laws or (ii) split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding capital stock or declare, set aside or pay any dividend payable in cash, stock or property;

(c)          Kogeto shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other assets other than in the ordinary course of business, (iii) incur a material amount of additional indebtedness or any other material liabilities or enter into any other material transaction, (iv) take any other of the actions listed in Section 2.8 hereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(d)          Kogeto shall use its best efforts to preserve its business organization and distribution network, to keep available the services of its present officers and key employees, to preserve the good will of those having business relationships with it and to continue its existing relationships with its lenders, suppliers, customers and key employees; and

28

(e)          Kogeto shall promptly notify NEAU of any material adverse change in the assets, properties, business, results of operations, properties or financial condition of Kogeto.

7.2          Access and Information

Subject to NEAU’S compliance with Section 7.7 hereof, Kogeto shall afford NEAU and its respective accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Date to all of Kogeto’s properties, books, contracts, commitments and records (including, but not limited to, tax returns), and, during such period, Kogeto shall furnish promptly to NEAU all information concerning Kogeto’s business, properties and personnel as NEAU may reasonably request; provided, however, that no investigation pursuant to this Section 7.2 shall affect any representations or warranties made herein or the conditions to the obligations of NEAU to consummate the Merger. Subject to his compliance with Section 7.7 hereof, Kogeto shall also be permitted to conduct such investigation of NEAU and MergerSub as is reasonable and necessary to evaluate the financial condition and prospects of, and the risk of investment in, the NEAU Common Stock.

7.3          Advice of Claims

From the date of this Agreement to and including the Closing Date, Kogeto shall promptly advise NEAU in writing of the commencement or threat of any claims, litigation or proceedings against or affecting Kogeto of which Kogeto has knowledge.

7.4          Cooperation

Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

7.5          Information in Disclosure Documents

Kogeto covenants that, other than with respect to information furnished by NEAU to Kogeto for use therein, none of the information to be included in the materials to be furnished to the Kogeto stockholders by or on behalf of the Board of Directors or management of Kogeto in connection with the approval of this Agreement and the Merger by the Kogeto stockholders will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

29

7.6          No Offers

Unless this Agreement terminates pursuant to Article VIII hereof, Kogeto shall not, directly or indirectly, take (nor allow its officers, directors, employees, investment bankers, attorneys, accountants or other agents or affiliates to take) any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal to acquire, directly or indirectly, any of the capital stock of Kogeto or substantially all the assets of Kogeto or the business of Kogeto, and Kogeto shall immediately cease any current negotiations.

7.7          Confidentiality

In connection with the Merger, NEAU and Kogeto are furnishing each other with certain information which is either nonpublic, confidential or proprietary in nature. All such information furnished by one party to the other or its representatives is hereinafter referred to as the “Confidential Information.” As used in this Agreement, the “representatives” of any party shall mean such party's officers, employees, agents or other representatives, including, without limitation, attorneys, accountants, consultants and financial advisors. In consideration of each party's being furnished with the Confidential Information of the other, each party agrees that:

(a)           The Confidential Information will be kept confidential and except as required by law will not, without the prior written consent of the party supplying the information, be disclosed by the receiving party or its representatives during such three-year period in any manner whatsoever, in whole or in part, and will not be used by the receiving party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the Merger; provided, however, that upon the execution of this Agreement, NEAU and its representatives shall be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the Merger. Each party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the party supplying such information of the confidential nature of the Confidential Information and who are directed by such party to comply with the terms of this Agreement. Each party will be responsible for any material breach of this Agreement by its representatives.

(b)          Without the prior written consent of the other parties to this Agreement, no party or any of its representatives will disclose to any other Person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the Merger, including the status thereof, except as required by law or permitted under the terms of this Agreement.

30

(c)           In the event the parties do not proceed with the Merger, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof. Analyses, studies or other documents prepared by any party or its representatives for the purpose of assisting it in connection with the Merger will be held by the receiving party and kept confidential and subject to the terms of this Agreement or, at the election of the other party, destroyed.

(d)          This Section 7.7 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its representatives which is not required by law; (ii) become available to the receiving party from a source with no obligation of confidentiality to the other party; (iii) describe technology independently developed by the receiving party; or (iv) were known to the receiving party on a nonconfidential basis prior to its disclosure to the receiving party by the supplying party or one of its representatives.

(e)           In the event that a receiving party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving party will provide the supplying party with prompt written notice so that the supplying party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the receiving party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f)           Each party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (e) of this Section 7.7. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.7 by any party or its representatives but shall be in addition to all other remedies available at law or equity.

(g)          It is further understood and agreed that no failure or delay by any party in exercising any fight, power or privilege under this Section 7.7 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

31

7.8          Private Placement

Simultaneously with the Closing, NEAU shall conduct a private placement of its common stock and warrants (the “Private Placement”) in a gross amount of no less than $3,000,000. The Private Placement will be conducted at a price of $0.28 per share of common stock for a total of approximately 10,714,285 shares of common stock to be issued for the maximum gross amount of $3,000,000. In addition, approximately 2,142,857 five year warrants to purchase shares of common stock at an exercise price of $0.31 per share (the “Investor Warrants”) will be issued in connection therewith. In the event that the parties shall agree that the Private Placement shall be in a gross amount in excess of $3,000,000, the number of shares of NEAU common stock and warrants to be issued will be proportionately larger. Kogeto acknowledges that in the event that NEAU shall retain a placement agent that is a member of FINRA to conduct the Private Placement, the proceeds of the Private Placement to be paid to Kogeto will be reduced by a customary placement agent fee and expense allowance. In addition, Kogeto acknowledges that a placement agent may also be issued a warrant in addition to the Investor Warrants.

7.9          Investor Relations.

NEAU shall appoint a public relations firm and an investor relations firm reasonably satisfactory to Baytree Capital Associates, LLC for a period of three (3) years following the Closing.

7.10        SEC Compliance and Sarbanes-Oxley Act of 2002.

Following the Closing Date, at all times NEAU shall continue to comply with all of the provisions applicable to it of the Exchange Act and all provisions of the Sarbanes-Oxley Act of 2002.

7.11        Further Acts

After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement, to vest in the Surviving Corporation full title to all properties, assets and rights of Kogeto and/or to effect the issuance of the NEAU Common Stock.

7.12        Third Party Beneficiary.

It is the intention of NEAU and Kogeto that Baytree Capital Associates, LLC be deemed a third party beneficiary of the provisions contained in Sections 7.9 and 7.10, and the parties agree that Baytree Capital Associates, LLC shall have the right to enforce the terms of such provisions.

32

ARTICLE 8 - TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual consent of Kogeto and NEAU;

(b)          by either Kogeto or NEAU if the other parties shall have breached their agreements hereunder; provided, however, that Kogeto may not terminate this Agreement for a breach by Kogeto, and NEAU may not terminate this Agreement for a breach by NEAU; or

(c)          by either Kogeto or NEAU if the Closing has not occurred by April 30, 2013.

In the event of any termination pursuant to this Article VIII (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other parties hereto. Such termination shall not prejudice any party's right to seek remedies for another party's breach of this Agreement.

ARTICLE IX - GENERAL

9.1          Expenses

Except as set forth in the following sentence, NEAU, MergerSub, and Kogeto will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, at the Closing, all reasonable costs and expenses paid or accrued by NEAU and Baytree Capital Associates in connection with the negotiation and consummation of the transaction contemplated herein shall be paid or reimbursed out of the proceeds from the Private Placement.

9.2          Amendment

Kogeto, NEAU and MergerSub may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

9.3          Indemnification and Survival of Warranties

9.3.1       (a) Kogeto agrees to indemnify NEAU, its successors and assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by Kogeto in this Agreement or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by Kogeto in this Agreement.

33

(b)          NEAU agrees to indemnify and to hold harmless Kogeto and its successors, assigns heirs, and legatees against and in respect of all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by NEAU in this Agreement or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by NEAU in this Agreement.

9.3.2       If any Person entitled to indemnification pursuant to Section 9.3.1 hereof (an “Indemnitee”) is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

9.3.3       The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding- and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, the Surviving Corporation, Aladdin Holdings and the Stockholders shall permit each other reasonable access, subject to the provisions of Section 7.7 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

34

9.3.4       The representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months from the Closing and shall thereafter terminate on the first anniversary of the Closing Date (the “Indemnity Claim Period”). Any claim to indemnity by a party hereto based upon an alleged breach of any of the representations or warranties contained herein by another party hereto must be given in writing to the party from which indemnification is sought no later than sixty (60) days after the expiration of the Indemnity Claim Period or be barred.

9.3.5       The covenants contained in Article 7 shall survive the Closing for the period set forth in each such covenant or if no such period is set forth, the obligations under such covenant shall be continual.

9.4          Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.5          Headings

The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof

9.6          Applicable Law

This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the state of New York, as applied to contracts executed and to be fully performed in such state by citizens of such state.

9.7          Parties in Interest

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but ne ither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other parties. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

35

9.8          Notices

Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery reputable overnight courier service or confirmed facsimile transmission, addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice, The effective date of any notice or request shall be upon delivery of the courier package if it is sent by courier, upon confirmation of a successful facsimile transmission, or in any event upon personal delivery.

Notices to the parties shall be sent as follows:

To NEAU and MergerSub:

2174 Hewlett Avenue

Suite 206

Merrick, NY 11566

Attn: Mr. William Solko

with copies (which shall not constitute notice) to:

Cyruli Shanks Hart & Zizmor, LLP

420 Lexington Avenue

Suite 2320

New York, NY 10170

Attn: Paul Goodman, Esq.

To Kogeto:

51 Wooster St. | 2nd Floor

New York, NY 10013

Att: Mr. Jeff Glasse

with copies (which shall not constitute notice) to:

Newman & Morrison, LLP

44 Wall Street

New York, NY 10005

Att: Robert Newman, Esq.

36

9.9          Publicity

Until the Closing, Kogeto shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of NEAU except as required by law.

9.10        Tax Free Reorganization

The parties hereto shall used their best efforts to assure that that the Merger will qualify as a “reorganization” within the meaning of the Section 368 of the Internal Revenue Code of 1986 (“IRC”), and accordingly, that the receipt by the Kogeto stockholders of NEAU Common Stock will not be a taxable event for federal income tax purposes. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The parties hereto agree that all tax reports, return and filings made by them for the tax period in which the Merger occurs will report the Merger on a basis consistent with the intention expressed in this Section 9.10.

(*** Signatures on following page ***)

37

NORTHEAST AUTOMOTIVE HOLDINGS, INC.

By:	/s/ William Solko
Name:	William Solko
Title:	President and Chief Executive Officer

KOGETO ACQUISITION CORP.

By:	/s/ William Solko
Name:	William Solko
Title:	President and Chief Executive Officer

KOGETO, INC.

By:	/s/ Jeff Glasse
Name:	Jeff Glasse
Title:	Chief Executive Officer

38